Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275932

PROSPECTUS

Up to $150,000,000

Ordinary Shares

We have previously entered into a sales agreement (the “Sales Agreement”) with Cowen and Company, LLC, an affiliate of TD Securities (USA) LLC (“TD Cowen”), dated December 7, 2023, relating to the sale of our ordinary shares, nominal value of €0.12 per share (the “Ordinary Shares”), offered by this prospectus. In accordance with the terms of the Sales Agreement, under this prospectus, we may offer and sell Ordinary Shares having an aggregate offering price of up to $150.0 million from time to time through TD Cowen acting as our agent.

The Ordinary Shares are listed on The Nasdaq Global Market under the symbol “NAMS.” On April 9, 2024, the last sale price of the Ordinary Shares as reported by The Nasdaq Global Market was $18.95 per share.

Sales of Ordinary Shares, if any, under this prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). TD Cowen is not required to sell any specific number or dollar amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between TD Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

TD Cowen will be entitled to compensation at a fixed commission rate of up to 3.0% of the gross sales price of any Ordinary Shares sold under the Sales Agreement. In connection with the sale of Ordinary Shares on our behalf, TD Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of TD Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification to TD Cowen against certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended. See “Plan of Distribution” beginning on page S-25 for additional information regarding TD Cowen’s compensation.

Investing in the Ordinary Shares involves a high degree of risk. See the “Risk Factors” section beginning on page S-6 of this prospectus and under similar headings in our filings with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TD Cowen

The date of this prospectus is April 17, 2024

ABOUT THIS PROSPECTUS

This prospectus relates to the registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may use this prospectus to, from time to time, sell the Ordinary Shares having an aggregate gross sales price of up to $150.0 million.

Before buying any of the Ordinary Shares that we are offering, you should carefully read this prospectus and the documents incorporated by reference herein, as well as the additional information described under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a prospectus supplement or a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

The information contained in this prospectus or any document incorporated by reference herein is accurate only as of such documents’ respective dates, regardless of the time of delivery of this prospectus, any applicable free writing prospectus or the documents incorporated by reference in this prospectus or the sale of any securities. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Neither we nor TD Cowen have authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor TD Cowen take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

For investors outside the United States, neither we nor TD Cowen have taken any action that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

Unless otherwise stated or the context otherwise indicates, (i) references to the “Company,” “NewAmsterdam Pharma,” “we,” “our” or “us” refer to NewAmsterdam Pharma Company N.V. (f/k/a NewAmsterdam Pharma Company B.V.), together with its subsidiaries, including Frazier Lifesciences Acquisition Corporation, a Delaware corporation (previously a Cayman Islands exempted company) (“FLAC”) and NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands. NewAmsterdam Pharma Company N.V. is a Dutch public limited liability company (naamloze vennootschap) incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on June 10, 2022 and converted into a Dutch public limited liability company on November 21, 2022.

SERVICE MARKS AND TRADE NAMES

The NewAmsterdam Pharma name, logos and other service marks of NewAmsterdam Pharma appearing in this prospectus are the property of NewAmsterdam Pharma Holding B.V. Solely for convenience, some of the service marks, logos and trade names referred to in this prospectus are presented without the ™ and SM symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to the Company’s knowledge, the property of their respective owners. We do not intend the Company’s use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of the Company by, any other companies.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in more detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in the Ordinary Shares, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including any current or periodic report we file with the SEC before deciding to invest in the Ordinary Shares.

Company Overview

We are a late-stage biopharmaceutical company whose mission is to improve patient care in populations with metabolic diseases where currently approved therapies have not been adequate or well-tolerated. We seek to fill a significant unmet need for a safe, well-tolerated and convenient low-density lipoprotein cholesterol (“LDL-C”) lowering therapy. In multiple Phase 3 clinical trials, we are investigating our lead product candidate, obicetrapib, an oral, low-dose and once-daily cholesterol ester transfer protein (“CETP”) inhibitor, alone or as a fixed-dose combination with ezetimibe, as preferred LDL-C lowering therapies to be used as an adjunct to statin therapy for patients at risk of cardiovascular disease (“CVD”) with elevated LDL-C, for whom existing therapies are not sufficiently effective or well-tolerated. We believe that CETP inhibition may also play a role in other indications by potentially mitigating the risk of developing diseases such as Alzheimer’s disease or Type 2 diabetes.

Corporate Information

We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on June 10, 2022. On November 21, 2022, our corporate form was converted to a Dutch public limited liability company (naamloze vennootschap) and our name was changed to NewAmsterdam Pharma Company N.V. The Ordinary Shares and warrants to purchase Ordinary Shares (the “Public Warrants”) were registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “NAMS” and “NAMSW,” respectively.

Our principal executive office is located at Gooimeer 2-35, 1411 DC Naarden, the Netherlands, and our telephone number is +31 (0) 35 206 2971.

Implications of Being an Emerging Growth Company

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. The Company will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the effective date of the registration statement on Form F-4 (File No. 333-266510), filed by the Company in connection with the Business Combination Agreement, dated as of July 25, 2022 (the “Business Combination Agreement,” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”), by and among the Company, FLAC, NewAmsterdam Pharma Holding B.V., and NewAmsterdam Pharma Investment Corporation, (b) in which the Company has total annual gross revenue of at least $1.235 billion or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of the Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of the Company’s prior second fiscal quarter, and (ii) the date on which the Company issued more than $1.0 billion in non-convertible debt during the prior three-year period. As such, the Company takes advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that the Company’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

THE OFFERING

Ordinary Shares offered by us	Ordinary Shares having an aggregate offering price of up to $150.0 million.

Ordinary Shares to be outstanding immediately after this offering	Up to 90,385,335 Ordinary Shares, assuming the sale of up to 7,915,567 Ordinary Shares in this offering at a price of $18.95 per share, which was the closing price of the Ordinary Shares on Nasdaq on April 9, 2024. The actual number of Ordinary Shares issued in this offering will vary depending on how many Ordinary Shares we choose to sell and the prices at which such sales occur.

Plan of Distribution	“At the market offering” that may be made from time to time through TD Cowen. See “Plan of Distribution” beginning on page S-25 of this prospectus.

Use of Proceeds	We currently intend to use the net proceeds from the sale of the Ordinary Shares offered hereby to fund the continued development of obicetrapib, and for working capital, capital expenditures and general corporate purposes. See “Use of Proceeds” on page S-10 of this prospectus.

Risk Factors	See “Risk Factors” beginning on page S-6 and other information included and incorporated by reference in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in the Ordinary Shares.

Nasdaq Global Market symbol	“NAMS”

The number of Ordinary Shares to be outstanding after this offering is based on 82,469,768 Ordinary Shares outstanding as of December 31, 2023 and excludes in each case as of December 31, 2023:

•

5,871,909 Ordinary Shares issued and sold in an underwritten public offering (the “Offering”) pursuant to an underwriting agreement among the Company and Jefferies LLC, Leerink Partners LLC, Piper Sandler & Co. and RBC Capital Markets, LLC, as representatives of the several underwriters listed on Schedule A thereto;

•

4,736,841 Ordinary Shares issuable upon the exercise of pre-funded warrants (“Pre-Funded Warrants”), issued in the Offering in lieu of Ordinary Shares to certain investors, with a weighted-average exercise price of $0.0001 per share;

•	15,783,509 Ordinary Shares issuable upon the exercise of outstanding options having a weighted-average exercise price of approximately $7.98 per share;

•	4,017,221 Ordinary Shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $11.50 per share;

•	116,971 Ordinary Shares reserved for issuance pursuant to future awards under the Company’s Long-Term Incentive Plan;

•	63,922 Ordinary Shares reserved for issuance pursuant to future awards under the Company’s Rollover Option Plan;

•	301,219 Ordinary Shares reserved for issuance pursuant to future awards under the Company’s Supplementary Long-Term Incentive Plan; and

•	1,886,137 Ordinary Shares issuable upon the achievement of a certain clinical development milestone pursuant to the Business Combination Agreement.

In addition, unless we specifically state otherwise, all information in this prospectus assumes no exercise of outstanding options to purchase Ordinary Shares subsequent to December 31, 2023.

RISK FACTORS

Investing in the Ordinary Shares involves a high degree of risk. Before making a decision to invest in the Ordinary Shares, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained or incorporated by reference in this prospectus, including the risk factors listed below and the ones incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“Annual Report”), filed with the SEC on February 28, 2024, as may be updated by our other filings we make with the SEC, including our subsequent annual reports. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could harm our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations and prospects or cash flow could be harmed. This could cause the trading price of the Ordinary Shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

You may experience immediate and substantial dilution in the book value of your investment.

If you purchase the Ordinary Shares in this offering, you will experience immediate dilution in an amount equal to the difference between the purchase price per share and our then-net tangible book value per Ordinary Share. Assuming that an aggregate of $150.0 million of the Ordinary Shares are sold at an assumed public offering price of $18.95 per share, which was the last reported sale price of the Ordinary Shares on Nasdaq on April 9, 2023, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $12.47 per share, representing the difference between the assumed public offering price and our pro forma as adjusted net tangible book value as of December 31, 2023. See the section titled “Dilution” in this prospectus for more information.

The actual number of Ordinary Shares we will sell under the Sales Agreement and the resulting gross proceeds are uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to TD Cowen at any time throughout the term of the Sales Agreement. The number of Ordinary Shares that are sold through TD Cowen after we deliver a placement notice will fluctuate based on the market price of the Ordinary Shares during the sales period and limits we set in the placement notice. Because the price per share sold will fluctuate based on the market price of the Ordinary Shares during the sales period, it is not possible to predict the number of Ordinary Shares that will be ultimately sold or the resulting gross proceeds.

The Ordinary Shares offered in this offering will be sold in “at the market offerings.” Investors who purchase the Ordinary Shares in this offering at different times will likely pay different prices.

Investors who purchase the Ordinary Shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and numbers of Ordinary Shares sold, and subject to certain limitations in the Sales Agreement, there is no minimum or maximum sales price. Investors may experience a decline in the value of their Ordinary Shares and dilution as a result of sales made at prices lower than the prices they paid.

We have broad discretion in the use of the net proceeds from this offering, and we may not use them effectively.

We currently intend to use the net proceeds from this offering as described in the section titled “Use of Proceeds” in this prospectus. However, the Company’s board of directors (the “Board of Directors”) and management retain broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the Ordinary Shares. Our failure to apply these funds effectively could result in financial losses, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we expect to offer additional securities in the future, including securities convertible into or exchangeable for Ordinary Shares. We cannot assure you that we will be able to sell the Ordinary Shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing Ordinary Shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares or other securities convertible into or exchangeable for the Ordinary Shares in future transactions may be higher or lower than the price per share in this offering.

Future sales or issuances of Ordinary Shares in the public markets, or the perception of such sales, could depress the trading price of the Ordinary Shares.

The sale of a substantial number of Ordinary Shares or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of the Ordinary Shares and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of Ordinary Shares at any time pursuant to this prospectus or in one or more separate offerings. We cannot predict the effect that future sales of Ordinary Shares or other equity-related securities would have on the market price of the Ordinary Shares.

The price of the Ordinary Shares is and may continue to be volatile and you may not be able to resell our securities at or above the price you paid.

The market price for the Ordinary Shares is volatile and may fluctuate significantly in response to a number of factors, most of which we cannot control, such as fluctuations in financial results, our ability to advance the development of obicetrapib or changes in securities analysts’ recommendations. In addition, the Ordinary Shares have been and may continue to be affected by limited trading volume. Each of these factors, among others, could harm your investment in the Ordinary Shares and could result in you being unable to resell the shares that you purchased at a price equal to or above the price you paid.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements regarding the Company’s disclosure concerning its operations, cash flows and financial position.

Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

•	the potential liquidity and trading of the Company’s public securities;

•	the Company’s ability to raise additional capital in sufficient amounts or on terms acceptable to it;

•	the efficacy and safety of the Company’s product candidate, obicetrapib, as well as potential reimbursement and anticipated market size and market opportunity;

•	the Company’s dependence on the success of obicetrapib, including the obtaining of regulatory approval to market obicetrapib;

•

the timing, progress and results of clinical trials for obicetrapib, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work and the period during which results of trials will become available and marketing submissions made;

•	the Company’s ability to attract and retain senior management and key scientific personnel;

•	the Company’s limited experience in marketing or distributing products;

•	managing the risks related to the Company’s international operations;

•	the Company’s ability to achieve the broad degree of physician adoption and use and market acceptance necessary for commercial success;

•	the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	developments regarding the Company’s competitors and the Company’s industry;

•	the impact of government laws and regulations;

•	the Company’s reliance on third parties for all aspects of the manufacturing of obicetrapib for clinical trials; and

•	the Company’s efforts to obtain, protect or enforce its patents and other intellectual property rights related to the Company’s product candidate.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section titled “Risk Factors” in this prospectus and under similar headings in the other documents that are incorporated by reference herein. Accordingly, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. You should, however, review the factors and risks that the Company describes in the reports it will file from time to time with the SEC.

In addition, statements that “we believe” and similar statements reflect the Company’s beliefs and opinions on the relevant subject. These statements are based on information available to the Company as of the date of this prospectus. And while the Company believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. The Company’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although the Company believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on its behalf.

USE OF PROCEEDS

We may offer and sell Ordinary Shares having an aggregate offering price of up to $150.0 million from time to time through TD Cowen. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We currently intend to use the net proceeds from this offering, if any, together with our cash and cash equivalents, primarily to fund the continued development of obicetrapib, and for working capital, capital expenditures and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in new product candidates or a variety of types of collaboration, license, monetization, distribution and other arrangements with other third parties relating to the development or commercialization, once approved, of obicetrapib or future product candidates or indications; however, we have no current plans, commitments or obligations to do so. Our expected use of the net proceeds from this offering represents our current intentions based on our present plans and business condition, which could change as our plans and business conditions evolve. The amounts and timing of our actual use of the net proceeds from this offering will vary depending on numerous factors, including our ability or desire to sell Ordinary Shares under the Sales Agreement. As a result, we cannot predict with certainty all of the particular uses for any net proceeds to be received or the amounts that we will actually spend on the uses set forth above. The Board of Directors and our management retain broad discretion in the application of the net proceeds from this offering.

Pending these uses, we intend to invest the net proceeds in short- and intermediate-term interest-bearing financial instruments.

DILUTION

If you invest in the Ordinary Shares offered hereby, your ownership interest will be diluted immediately to the extent of the difference between the price you pay in this offering and the net tangible book value per Ordinary Share after this offering.

Net tangible book value per Ordinary Share represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by the number of the Ordinary Shares outstanding as of December 31, 2023. As of December 31, 2023, we had a historical net tangible book value of $288.1 million, corresponding to a net tangible book value per Ordinary Share of $3.49.

Our pro forma net tangible book value as of December 31, 2023 was $477.9 million, corresponding to a pro forma net tangible book value per Ordinary Share of $5.41. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of December 31, 2023, after giving pro forma effect to the sale of 5,871,909 Ordinary Shares and 4,736,841 Pre-Funded Warrants in lieu of Ordinary Shares to certain investors in the Offering for net proceeds of $189.8 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

After giving further effect to the assumed sale by us of $150.0 million of Ordinary Shares at an assumed public offering price of $18.95 per share, which was the last reported sale price of the Ordinary Shares on Nasdaq on April 9, 2024, and after deducting estimated commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been $623.3 million, corresponding to a pro forma as adjusted net tangible book value per Ordinary Share of $6.48. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.07 per Ordinary Share to existing shareholders and immediate dilution of $12.47 per Ordinary Share to new investors purchasing Ordinary Shares in this offering. Dilution per Ordinary Share to new investors is determined by subtracting our pro forma as adjusted net tangible book value per Ordinary Share from the assumed public offering price per Ordinary Share paid by new investors.

The following table illustrates this dilution on a per Ordinary Share basis. The pro forma as adjusted information is illustrative only and will change based on the actual price to the public, the actual number of Ordinary Shares sold and other terms of the offering determined at the time Ordinary Shares are sold pursuant to this prospectus. The Ordinary Shares sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per Ordinary Share		$18.95
Historical net tangible book value per Ordinary Share as of December 31, 2023	$3.49
Increase per share in net tangible book value per Ordinary Share attributable to pro forma adjustments	$1.92

Pro forma net tangible book value per Ordinary Share as of December 31, 2023	$5.41
Increase in net tangible book value per Ordinary Share attributable to this offering	$1.07

Pro forma as adjusted net tangible book value per Ordinary Share after giving effect to this offering		$6.48

Dilution per Ordinary Share to new investors participating in this offering		$12.47

The Ordinary Shares sold in this offering, if any, will be sold from time to time at various prices. Assuming all of the Ordinary Shares in an aggregate amount of $150.0 million are sold in this offering at the assumed public offering price of $18.95 per share, a $1.00 increase in such offering price would increase our pro forma as adjusted net tangible book value per share after this offering to $6.50 per share and dilution to new investors to $13.45 per share, after deducting commissions and estimated offering expenses payable by us. A $1.00 decrease in the assumed public offering price of $18.95 per share would decrease our pro forma as adjusted net tangible book value per share after this offering to $6.45 per share and dilution to new investors to $11.50 per share, after deducting commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at the time of each offer and sale.

The above discussion and table are based on based on 82,469,768 Ordinary Shares outstanding as of December 31, 2023 and excludes in each case as of December 31, 2023:

•	15,783,509 Ordinary Shares issuable upon the exercise of outstanding options having a weighted-average exercise price of approximately $7.98 per share;

•	63,922 Ordinary Shares reserved for issuance pursuant to future awards under the Company’s Rollover Option Plan;

•	4,017,221 Ordinary Shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $11.50 per share;

•	4,736,841 Ordinary Shares issuable upon the exercise of outstanding Pre-Funded Warrants with a weighted-average exercise price of $0.0001 per share;

•	116,971 Ordinary Shares reserved for issuance pursuant to future awards under the Company’s Long-Term Incentive Plan;

•	301,219 Ordinary Shares reserved for issuance pursuant to future awards under the Company’s Supplementary Long-Term Incentive Plan; and

•	1,886,137 Ordinary Shares issuable upon the achievement of a certain clinical development milestone pursuant to the Business Combination Agreement.

In addition, unless we specifically state otherwise, all information in this prospectus assumes no exercise of outstanding options to purchase Ordinary Shares subsequent to December 31, 2023.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a description of the material U.S. federal income tax considerations to the U.S. Holders (as defined below) of owning and disposing of the Ordinary Shares. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire Ordinary Shares. This discussion applies only to a U.S. Holder that is an initial purchaser of the Ordinary Shares offered pursuant to this prospectus and that holds the Ordinary Shares as a capital asset for tax purposes (generally, property held for investment). In addition, this discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax on net investment income, application of the special tax accounting rules under Section 451(b) of the Code and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, other financial institutions or insurance companies;

•	mutual funds and pension plans;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding Ordinary Shares as part of a hedging transaction, “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	U.S. Holders whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	persons who acquired the Ordinary Shares pursuant to the exercise of any employee option or otherwise as compensation;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons holding the Ordinary Shares in connection with a trade or business or permanent establishment outside the United States; and

•	persons who own (directly or through attribution) 10% or more (by vote or value) of our outstanding Ordinary Shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Ordinary Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding the Ordinary Shares and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Ordinary Shares.

The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed U.S. Department of the Treasury (the “Treasury Department”) regulations promulgated under the Code (the “Treasury Regulations”), and the income treaty between the Netherlands and the United States, all as of the date hereof, changes to any of which may affect the tax consequences described herein—possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of the Ordinary Shares and is:

(A) An individual who is a citizen or individual resident of the United States;

(B) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(C) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(D) a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

PERSONS CONSIDERING AN INVESTMENT IN THE ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.

Consequences of Ownership and Disposition of the Ordinary Shares to U.S. Holders—Application of Passive Foreign Investment Company Rules to U.S. Holders of Ordinary Shares

Based on current estimates of the composition of the income and assets of the Company and its subsidiaries for the taxable year ended December 31, 2023, we believe that the Company may be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the 2023 taxable year. However, we have not yet determined whether we expect to be a PFIC for any future taxable years. A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived in the active conduct of a trade or business) and gains from the disposition of passive assets. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation is treated as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

There are three separate taxation regimes that could apply to a U.S. Holder of Ordinary Shares under the PFIC rules, which are (i) the excess distribution regime (which is the default regime), (ii) the QEF regime, and (iii) the mark-to-market regime (each discussed below). A U.S. Holder who holds (actually or constructively) shares in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. Moreover, dividends paid by a PFIC are not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime

A U.S. Holder that does not make a QEF election or a mark-to-market election, both as described below, will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of Ordinary Shares, and (ii) any “excess distribution” received on the U.S. Holder’s Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Ordinary Shares during the preceding three years or the U.S. Holder’s holding period, whichever is shorter).

Generally, under this excess distribution regime: the gain or excess distribution will be allocated ratably over the period during which the U.S. Holder held the Ordinary Shares; the amount allocated to the current taxable year, will be treated as ordinary income; and the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) a U.S. Holder realizes on the sale of Ordinary Shares cannot be treated as capital gains, even if the U.S. Holder holds the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime

A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the Internal Revenue Service (the “IRS”). If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. Holders of Ordinary Shares should not expect that they will receive cash distributions from the Company sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as a capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to an electing U.S. Holder and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder may over time be taxed on amounts that as an economic matter exceed the Company’s net profits, if any.

A U.S. Holder’s tax basis in Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as QDI. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. U.S. Holders should consult their tax advisors as to the manner in which QEF income inclusions affect their allocable share of the Company’s income and their basis in their Ordinary Shares.

The Company intends to determine its PFIC status at the end of each taxable year and intends to satisfy any applicable record keeping and reporting requirements that apply to a QEF, including providing to U.S. Holders, for each taxable year that it determines it is or, in its reasonable determination, may be a PFIC, a PFIC Annual Information Statement containing information necessary for U.S. Holders to make a QEF election with respect to the Company. The Company will provide such information electronically.

Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above.

Mark-to-Market Regime

Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. A PFIC’s ordinary shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the SEC or on the national market system established under Section 11A of the Exchange Act; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the shares.

For these purposes, the Ordinary Shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter, on a qualified exchange. Any trades that have as their principal purpose meeting this requirement will be disregarded. The Ordinary Shares are listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if the Ordinary Shares remain listed on Nasdaq and are regularly traded, and you are a U.S. Holder of such shares, we expect the mark-to-market election would be available to you if we are a classified as a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the Ordinary Shares.

A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the Ordinary Shares. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the Ordinary Shares over the fair market value of the Ordinary Shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the Ordinary Shares will be treated as ordinary income, and any losses incurred on a sale or other disposition of the Ordinary Shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS, unless the securities cease to be marketable.

However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to the Ordinary Shares, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

Unless otherwise provided by the IRS, each U.S. shareholder of a PFIC is required to file an annual report on IRS Form 8621. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Ordinary Shares to U.S. Holders if the Company is not a PFIC

Distributions on Ordinary Shares

The treatment of U.S. Holders of Ordinary Shares will be materially different from that described above if the Company is not treated as a PFIC for the taxable year. If the Company is not treated as a PFIC for the taxable year, the gross amount of any distribution on Ordinary Shares generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received, to the extent that the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because the Company does not maintain, nor is it required to maintain, calculations of its earnings and profits under U.S. federal income tax principles, it is currently expected that any distributions generally will be reported to U.S. Holders as dividends. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, dividends will be taxed at the preferential long-term capital gains rate (see “—Sale or Other Taxable Disposition of Ordinary Shares” below), provided the applicable holding period is met, if Ordinary Shares are readily tradable on an established securities market in the United States (which they will be if the Ordinary Shares continue to be traded on Nasdaq) and certain other requirements are met. There can be no assurance that Ordinary Shares will be considered readily tradable on an established securities market in all future years. U.S. Holders should consult their tax advisors regarding the potential availability of the lower rate for any dividends paid with respect to Ordinary Shares.

A U.S. Holder must include any Dutch tax withheld from the dividend payment in the gross amount of the dividend even if the holder does not in fact receive it. The dividend is taxable to the holder when the holder receives the dividend, actually or constructively. The amount of the dividend distribution includible in a U.S. Holder’s income will be the U.S. dollar value of the Euro payments made, determined at the spot Euro/U.S. dollar rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is included in income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to US. Corporates under the Code. Dividends that the Company distributes generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income” for foreign tax credit limitation purposes. The rules relating to the determination of the foreign tax credit limitation are complex, and U.S. Holders should consult their tax advisor to determine whether and to what extent they will be entitled to a credit for Dutch withholding taxes imposed in respect of any dividend the Company distributes.

Sale or Other Taxable Disposition of Ordinary Shares

If the Company is not treated as a PFIC for the taxable year, a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption (subject to the discussion below) or other taxable disposition of Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in the Ordinary Shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations.

If the consideration received by a U.S. Holder is in the form of currency other than U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the securities disposed of in the transaction are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date. U.S. Holders should consult their tax advisors regarding the tax consequences if foreign taxes are imposed on a taxable disposition of ordinary shares and their ability to credit such foreign tax against their U.S. federal income tax liability.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the Ordinary Shares, subject to certain exceptions (including an exception for securities held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. A U.S. Holder will not be required to file IRS Form 8938 if the holder timely files IRS Form 8621. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the securities.

U.S. Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable U.S. Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. U.S. Holders should consult their tax advisors to determine the tax return obligations, if any, with respect to our securities, and the receipt of Euro in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

MATERIAL DUTCH TAX CONSIDERATIONS

Taxation in the Netherlands

This section only outlines material Dutch tax consequences of the acquisition, holding and disposal of the Ordinary Shares. This section does not purport to describe all possible tax considerations or consequences that may be relevant to a holder or prospective holder of Ordinary Shares and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as trusts or similar arrangements) may be subject to special rules. In view of its general nature, this section should be treated with corresponding caution.

This section is based on the tax laws of the Netherlands, published regulations thereunder and published authoritative case law, all as in effect on the date hereof, including, for the avoidance of doubt, the tax rates applicable on the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change may invalidate the contents of this section, which will not be updated to reflect such change. Where this section refers to “the Netherlands” or “Dutch” it refers only to the part of the Kingdom of the Netherlands located in Europe.

This section is intended as general information only and is not Dutch tax advice or a complete description of all Dutch tax consequences relating to the acquisition, holding and disposal of the Ordinary Shares. Holders or prospective holders of Ordinary Shares should consult their own tax advisor regarding the Dutch tax consequences relating to the acquisition, holding and disposal of Ordinary Shares.

Please note that this section does not describe the Dutch tax consequences for:

i. a holder of Ordinary Shares if such holder has a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in us under the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a holder is considered to hold a substantial interest in us, if such holder alone or, in the case of an individual, together with such holder’s partner for Dutch income tax purposes, or any relatives by blood or marriage in the direct line (including foster children), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of the Company or of 5% or more of the issued and outstanding capital of a certain class of shares; or (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights that relate to 5% or more of the Company’s annual profits or to 5% or more of the Company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

ii. a holder of Ordinary Shares if the Ordinary Shares held by such holder qualify or qualified as a participation (deelneming) for purposes of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). Generally, a holder’s shareholding of, or right to acquire, 5% or more in the Company’s nominal paid-up share capital qualifies as a participation. A holder may also have a participation if (a) such holder does not have a shareholding of 5% or more but a related entity (statutorily defined term) has a participation or (b) the Company is a related entity (statutorily defined term);

iii. a holder of Ordinary Shares which is or who is entitled or required to apply the dividend withholding tax exemption (inhoudingsvrijstelling) with respect to any income (opbrengst) derived from the Ordinary Shares (as defined in Article 4 of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting)). Generally, a holder of Ordinary Shares may be entitled or required to apply, subject to certain other requirements, the dividend withholding tax exemption if it is an entity and holds an interest of 5% or more in the Company’s nominal paid-up share capital;

iv. pension funds, investment institutions (fiscale beleggingsinstellingen) and tax exempt investment institutions (vrijgestelde beleggingsinstellingen) (each as defined in the Dutch Corporate Income Tax Act 1969) and other entities that are, in whole or in part, not subject to or exempt from Dutch corporate income tax, entities that have a function comparable to an investment institution or a tax exempt investment institution, as well as entities that are exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands has agreed to exchange information in line with international standards;

v. a holder of Ordinary Shares if such holder is an individual for whom the Ordinary Shares or any benefit derived from the Ordinary Shares is a remuneration or deemed to be a remuneration for (employment) activities performed by such holder or certain individuals related to such holder (as defined in the Dutch Income Tax Act 2001); and

vi. a holder of options for Ordinary Shares; and

vii a holder of (i) Pre-Funded Warrants or other warrants, (ii) awards under the Company’s Rollover Option Plan and (iii) options or any other awards granted under the Company’s Long-Term Incentive Plan or under the Company’s Supplementary Long-Term Incentive Plan.

Dividend withholding tax

Dividends distributed by the Company are generally subject to Dutch dividend withholding tax at a rate of 15%. Generally, the Company is responsible for the withholding of such dividend withholding tax at source; the Dutch dividend withholding tax is for the account of the holder of Ordinary Shares.

The expression “dividends distributed” includes, but is not limited to:

i. distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

ii. liquidation proceeds, proceeds from the redemption of Ordinary Shares, or proceeds from the repurchase of Ordinary Shares (other than as temporary portfolio investment; tijdelijke belegging) by the Company or one of our subsidiaries or other affiliated entities, in each case to the extent such proceeds exceed the average paid-in capital of those Ordinary Shares as recognized for Dutch dividend withholding tax purposes;

iii. an amount equal to the nominal value of the Ordinary Shares issued or an increase of the nominal value of the Ordinary Shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

iv. partial repayment of the paid-in capital recognized for Dutch dividend withholding tax purposes, if and to the extent that the Company has “net profits” (zuivere winst), unless:

•	our general meeting of shareholders has resolved in advance to make such repayment; and

•

the nominal value of the Ordinary Shares concerned has been reduced by an equal amount by way of an amendment to our articles of association. The term “net profits” includes anticipated profits that have yet to be realized.

Corporate legal entities that are resident or deemed to be resident of the Netherlands for Dutch corporate income tax purposes (“Dutch Resident Entities”) generally are entitled to an exemption from, or a credit for, any Dutch dividend withholding tax against their Dutch corporate income tax liability. The credit in any given year is, however, limited to the amount of Dutch corporate income tax payable in respect of the relevant year with an indefinite carry forward of any excess amount. Individuals who are resident or deemed to be resident of the Netherlands for Dutch personal income tax purposes (“Dutch Resident Individuals”) generally are entitled to a credit for any Dutch dividend withholding tax against their Dutch personal income tax liability and to a refund of any residual Dutch dividend withholding tax. The above generally also applies to holders of Ordinary Shares that are neither resident nor deemed to be resident of the Netherlands (“Non-Resident Holders”) if the Ordinary Shares are attributable to a Dutch permanent establishment of such Non-Resident Holder.

A holder of Ordinary Shares resident of a country other than the Netherlands may, depending on such holder’s specific circumstances, be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax under Dutch domestic tax law, EU law, or treaties for the avoidance of double taxation in effect between the Netherlands and such other country.

Dividend stripping

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax will be granted if the recipient of the dividends paid by the Company is not considered the beneficial owner (uiteindelijk gerechtigde; as described in the Dutch Dividend Withholding Tax Act 1965) of those dividends. This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party that receives the dividends while that other party is entitled to a credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax that is more beneficial than that of the shareholder. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a treaty for the avoidance of double taxation.

As from January 1, 2024, more stringent rules apply to the setoff, exemption from, and reduction or refund of Dutch dividend withholding tax to address situations where a claim for setoff, exemption, reduction or refund may align with the letter of Dutch tax law or a double taxation convention but goes against the underlying intention or spirit of the dividend stripping rules, as perceived by the legislator. The burden of proof with respect to beneficial ownership of dividends distributed by the Company rests on the Dutch tax authorities. If, however, a shareholder would receive dividends, including dividends on the Ordinary Shares, in a calendar year in respect of which an aggregate amount of €1,000 in Dutch dividend withholding tax would otherwise be due based on the rate of 15%, the burden of proof with respect to beneficial ownership of such dividends lies with the shareholder. Furthermore, for shares traded on a regulated market, including the Ordinary Shares, it has been codified that the record date is used when determining the person who is entitled to the dividend.

Conditional withholding tax on dividends

In addition to the regular Dutch dividend withholding tax as described above, a Dutch conditional withholding tax will be imposed on dividends distributed by the Company to entities related (gelieerd) to the Company (within the meaning of the Dutch Withholding Tax Act 2021; Wet bronbelasting 2021), if such related entity:

(i)

is considered to be resident (gevestigd) in a jurisdiction that is listed in the yearly updated Dutch Regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden) (a “Listed Jurisdiction”); or

(ii)	has a permanent establishment located in a Listed Jurisdiction to which the Ordinary Shares are attributable; or

(iii)

holds the Ordinary Shares with the main purpose or one of the main purposes of avoiding taxation for another person or entity and there is an artificial arrangement or transaction or a series of artificial arrangements or transactions; or

(iv)

is not considered to be the beneficial owner of the Ordinary Shares in its jurisdiction of residence because such jurisdiction treats another entity as the beneficial owner of the Ordinary Shares (a hybrid mismatch); or

(v)	is not resident in any jurisdiction (also a hybrid mismatch); or

(vi)

is a reverse hybrid (within the meaning of Article 2(12) of the Dutch Corporate Income Tax Act 1969), if and to the extent (x) there is a participant in the reverse hybrid which is related (gelieerd) to the reverse hybrid, (y) the jurisdiction of residence of such participant treats the reverse hybrid as transparent for tax purposes and (z) such participant would have been subject to the Dutch conditional withholding tax in respect of dividends distributed by the Company without the interposition of the reverse hybrid, all within the meaning of the Dutch Withholding Tax Act 2021.

The Dutch conditional withholding tax on dividends will be imposed at the highest Dutch corporate income tax rate in effect at the time of the distribution (2024: 25.8%). The Dutch conditional withholding tax on dividends will be reduced, but not below zero, by any regular Dutch dividend withholding tax withheld in respect of the same dividend distribution. As such, based on the currently applicable rates, the overall effective tax rate of withholding the regular Dutch dividend withholding tax (as described above) and the Dutch conditional withholding tax on dividends will not exceed the highest corporate income tax rate in effect at the time of the distribution (2024: 25.8%).

Taxes on income and capital gains

Dutch Resident Entities

Generally, if the holder of Ordinary Shares is a Dutch Resident Entity, any income derived or deemed to be derived from the Ordinary Shares or any capital gains realized on the disposal or deemed disposal of the Ordinary Shares is subject to Dutch corporate income tax at a rate of 19% with respect to taxable profits up to €200,000 and 25.8% with respect to taxable profits in excess of that amount (rates and brackets for 2024).

Dutch Resident Individuals

If the holder of Ordinary Shares is a Dutch Resident Individual, any income derived or deemed to be derived from the Ordinary Shares or any capital gains realized on the disposal or deemed disposal of the Ordinary Shares is subject to Dutch personal income tax at progressive rates (with a maximum of 49.5% in 2024), if:

i. the Ordinary Shares are attributable to an enterprise from which the holder of Ordinary Shares derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder (as defined in the Dutch Income Tax Act 2001); or

ii. the holder of Ordinary Shares is considered to perform activities with respect to the Ordinary Shares that go beyond ordinary asset management (normaal, actief vermogensbeheer) or otherwise derives benefits from the Ordinary Shares that are taxable as benefits from miscellaneous activities (resultaat uit overige werkzaamheden).

Taxation of savings and investments

If the above-mentioned conditions (i) and (ii) do not apply to the Dutch Resident Individual, the Ordinary Shares will be subject to an annual Dutch income tax under the regime for savings and investments (inkomen uit sparen en beleggen). Taxation only occurs insofar the Dutch Resident Individual’s net investment assets for the year exceed a statutory threshold (heffingvrij vermogen). The net investment assets for the year are the fair market value of the investment assets less the fair market value of the liabilities on January 1 of the relevant calendar year (reference date; peildatum). Actual income or capital gains realized in respect of the Ordinary Shares are as such not subject to Dutch income tax.

The Dutch Resident Individual’s investment assets and liabilities taxed under this regime, including the Ordinary Shares, are allocated over the following three categories: (a) bank savings (banktegoeden), (b) other investments (overige bezittingen), including the Ordinary Shares, and (c) liabilities (schulden). The taxable benefit for the year (voordeel uit sparen en beleggen) is equal to the product of (x) the total deemed return divided by the sum of bank savings, other investments and liabilities and (y) the sum of bank savings, other investments and liabilities minus the statutory threshold, and is taxed at a flat rate of 36% (rate for 2024).

The deemed return applicable to other investments, including the Ordinary Shares, is set at 6.04% for the calendar year 2024. Transactions in the three-month period before and after January 1 of the relevant calendar year implemented to arbitrate between the deemed return percentages applicable to bank savings, other investments and liabilities will for purpose of determining the applicable deemed return percentage be ignored if the holder of Ordinary Shares cannot sufficiently demonstrate that such transactions are implemented for other than tax reasons.

The current Dutch income tax regime for savings and investments was implemented in Dutch tax law following the decision of the Dutch Supreme Court (Hoge Raad) of December 24, 2021 (ECLI:NL:2021:1963) (the “Decision”). In the Decision, the Dutch Supreme Court ruled that the (old) system of taxation for savings and investments based on a deemed return may under specific circumstances contravene with Section 1 of the First Protocol to the European Convention on Human Rights in combination with Section 14 of the European Convention on Human Rights (the “EC-Human Rights”). A new court procedure is pending before the Dutch Supreme Court questioning whether the current tax system for savings and investments is in line with the Decision. On September 18, 2023 (ECLI:NL:PHR:2023:655), the Attorney General Wattel concluded that the new tax system is not in line with the Decision, except for the taxation of bank savings, as the system is, in short, still based on a deemed return rather than actual returns, and as a result, the regime violates the EC-Human Rights. The decision of the Dutch Supreme Court is expected mid-2024. In addition, on September 8, 2023, the outgoing (demissionair) cabinet published a law proposal for a new tax system for savings and investments on the basis of actual returns according to an asset accumulation system, the ‘Actual Return Box 3 Act’ (Wet werkelijk rendement box 3). The proposed system is expected to come into effect on January 1, 2027, at the earliest.

Holders of Ordinary Shares are advised to consult their own tax advisor to ensure that the tax in respect of the Ordinary Shares is levied in accordance with the applicable Dutch tax rules at the relevant time.

Non-residents of the Netherlands

A holder of Ordinary Shares that is neither a Dutch Resident Entity nor a Dutch Resident Individual will not be subject to Dutch income tax in respect of income derived or deemed to be derived from the Ordinary Shares or in respect of capital gains realized on the disposal or deemed disposal, as applicable of the Ordinary Shares, provided that:

i. such holder does not have an interest in an enterprise or deemed enterprise (as defined in the Dutch Income Tax Act 2001 and the Dutch Corporate Income Tax Act 1969, as applicable) which, in whole or in part, is either effectively managed in the Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the Ordinary Shares are attributable; and

ii. in the event the holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the Ordinary Shares that go beyond ordinary asset management and does not otherwise derive benefits from the Ordinary Shares that are taxable as benefits from miscellaneous activities in the Netherlands.

Gift and inheritance taxes

Residents of the Netherlands

Gift or inheritance taxes will arise in the Netherlands with respect to a transfer of Ordinary Shares by way of a gift by, or on the death of, a holder of Ordinary Shares who is resident or deemed resident of the Netherlands at the time of the gift or such holder’s death.

Non-residents of the Netherlands

No gift or inheritance taxes will arise in the Netherlands with respect to a transfer of Ordinary Shares by way of a gift by, or on the death of, a holder of Ordinary Shares who is neither resident nor deemed to be resident of the Netherlands, unless:

i. in the case of a gift of an Ordinary Share by an individual who at the date of the gift was neither resident nor deemed to be resident of the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident of the Netherlands; or

ii. in the case of a gift of an Ordinary Share is made under a condition precedent, the holder of Ordinary Shares, as applicable is resident or is deemed to be resident of the Netherlands at the time the condition is fulfilled; or

iii. the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident of the Netherlands.

For purposes of Dutch gift and inheritance taxes, amongst others, a person that holds the Dutch nationality will be deemed to be resident of the Netherlands if such person has been a resident of the Netherlands at any time during the ten years preceding the date of the gift or such person’s death. Additionally, for purposes of Dutch gift tax, amongst others, a person not holding the Dutch nationality will be deemed to be resident of the Netherlands if such person has been a resident of the Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency.

Value added tax (VAT)

No Dutch VAT will be payable by a holder of Ordinary Shares in respect of any payment in consideration for the acquisition, holding or disposal, as applicable of the Ordinary Shares.

Real Property Transfer Tax

Under circumstances, the Ordinary Shares could, for the purposes of Dutch real property transfer tax (overdrachtsbelasting), be treated as real property (fictieve onroerende zaken) located in the Netherlands, in which case this tax could be payable upon acquisition of Ordinary Shares.

The Ordinary Shares will generally not be treated as real property if at the time of, or at any time during the year preceding, the acquisition of the Ordinary Shares:

i. our assets do not and did not include real property situated in the Netherlands; or

ii. our assets only include and included real property, situated either in or outside the Netherlands, that we do not and did not hold, and currently do not intend to hold, predominantly as a financial investment.

Real property as referred to under (i) and (ii) above includes legal ownership and more limited legal rights over the property (rights in rem) (zakelijke rechten) as well as contractual rights that give us economic exposure to the value of such real property, and certain participations or interests in entities that are treated as real property.

Our assets do not include and have not included real property situated in the Netherlands as described above. Consequently, no Dutch real property transfer tax becomes payable upon an acquisition of Ordinary Shares.

Stamp Duties

No Dutch documentation taxes (commonly referred to as stamp duties) will be payable by a holder of Ordinary Shares in respect of any payment in consideration for the holding or disposal or exercise, as applicable of the Ordinary Shares.

PLAN OF DISTRIBUTION

We have previously entered into the Sales Agreement with TD Cowen, under which we may issue and sell from time to time our Ordinary Shares through or to TD Cowen as our sales agent. Pursuant to this prospectus, we may issue and sell up to $150.0 million of our Ordinary Shares. Sales of our Ordinary Shares, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on Nasdaq or any other trading market for our Ordinary Shares.

TD Cowen will offer our Ordinary Shares subject to the terms and conditions of the Sales Agreement on a daily basis or as otherwise agreed upon by us and TD Cowen. We will designate the maximum amount of Ordinary Shares to be sold through TD Cowen on a daily basis or otherwise determine such maximum amount together with TD Cowen. Subject to the terms and conditions of the Sales Agreement, TD Cowen will use its commercially reasonable efforts to sell on our behalf all of the Ordinary Shares requested to be sold by us. We may instruct TD Cowen not to sell Ordinary Shares if the sales cannot be effected at or above the price designated by us in any such instruction. TD Cowen or we may suspend the offering of our Ordinary Shares being made through TD Cowen under the Sales Agreement upon proper notice to the other party. TD Cowen and we each have the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement in each party’s sole discretion at any time.

The aggregate compensation payable to TD Cowen as sales agent is up to 3.0% of the gross proceeds of the shares sold through it pursuant to the Sales Agreement. We have also agreed to reimburse TD Cowen up to an aggregate of $150,000 of any actual outside legal expenses incurred by TD Cowen in connection with this offering and certain ongoing expenses. In accordance with FINRA Rule 5110, TD Cowen’s reimbursed fees and expenses are deemed underwriting compensation for this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to TD Cowen under the Sales Agreement, will be approximately $150,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such Ordinary Shares.

TD Cowen will provide written confirmation to us following the close of trading on Nasdaq on each day in which Ordinary Shares are sold through it as sales agent under the Sales Agreement. Each confirmation will include the number of Ordinary Shares sold through it as sales agent on that day, the volume weighted average price of the Ordinary Shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of Ordinary Shares sold through TD Cowen under the Sales Agreement, the net proceeds to us and the compensation paid by us to TD Cowen in connection with the sales of Ordinary Shares.

Settlement for sales of Ordinary Shares will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. Pursuant to recent amendments to Rule 15c6-1 of the Exchange Act, settlement for any securities offered under this prospectus on or after May 28, 2024, may occur on the first business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our Ordinary Shares on our behalf, TD Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to TD Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to TD Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, TD Cowen will not engage in any transactions that stabilizes our Ordinary Shares.

Our Ordinary Shares are listed on Nasdaq and trades under the symbol “NAMS.” The transfer agent of our Ordinary Shares is Continental Stock Transfer & Trust Company.

TD Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and may in the future receive customary fees.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized and existing under the laws of the Netherlands. As such, under Dutch private international law, the rights and obligations of our shareholders vis-à-vis the Company originating from Dutch corporate law and our Articles of Association, as well as the civil liability of our officers (functionarissen) (including our directors and executive officers) are governed in certain respects by the laws of the Netherlands.

We are not a resident of the United States and our officers may also not all be residents of the United States. As a result, depending on the subject matter of the action brought against us and/or our officers, United States courts may not have jurisdiction. If a Dutch court has jurisdiction with respect to such action, that court will apply Dutch procedural law and Dutch private international law to determine the law applicable to that action. Depending on the subject matter of the relevant action, a competent Dutch court may apply another law than the laws of the United States.

Also, service of process against non-residents of the United States can in principle (absent, for example, a valid choice of domicile) not be effected in the United States.

On the date of this prospectus, (i) there is no treaty in force between the United States and the Netherlands for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters and (ii) both the Hague Convention on Choice of Court Agreements (2005) and the Hague Judgments Convention (2019) have entered into force for the Netherlands, but have not entered into force for the United States. Consequently, a judgment rendered by a court in the United States will not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a judgment rendered by a court in the United States that is enforceable under the laws of the United States and files a claim with the competent Dutch court, the Dutch court will in principle give binding effect to that United States judgment if (i) the jurisdiction of the United States court was based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the United States court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such United States judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the United States court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for recognition in the Netherlands. Even if such a United States judgment is given binding effect, a claim based thereon may, however, still be rejected if the United States judgment is not or no longer formally enforceable. Moreover, if the United States judgment is not final (for instance when appeal is possible or pending) a competent Dutch court may postpone recognition until the United States judgment will have become final, refuse recognition under the understanding that recognition can be asked again once the United States judgment will have become final, or impose as a condition for recognition that security is posted.

A competent Dutch court may deny the recognition and enforcement of punitive damages or other awards. Moreover, a competent Dutch court may reduce the amount of damages granted by a United States court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Finally, there may be specific other instances, including pursuant to anti-boycott rules and regulations, where Dutch law prohibits the recognition and enforcement of a United States judgment. Thus, United States investors may not be able, or experience difficulty, to enforce a judgment obtained in a United States court against us or our officers.

LEGAL MATTERS

NautaDutilh N.V., Dutch counsel to the Company, has provided a legal opinion for the Company regarding (i) valid issue, (ii) paying up and (iii) non-assessability of the Ordinary Shares offered by this prospectus, based on the assumptions and subject to the qualifications and limitations set out therein. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Covington & Burling LLP, New York, New York. Cowen and Company, LLC, an affiliate of TD Securities (USA) LLC, is being represented by Cooley LLP, New York, New York, with respect to U.S. federal law and De Brauw Blackstone Westbroek N.V. with respect to matters of Dutch law.

EXPERTS

The financial statements of NewAmsterdam Pharma Company N.V. as at December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference into this prospectus, have been audited by Deloitte Accountants B.V., an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file certain periodic and current reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.newamsterdampharma.com. Information contained on, or that can be accessible through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form S-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We have omitted parts of the registration statement of which this prospectus forms a part in accordance with the rules and regulations of the SEC. For more detail about us and the securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the website provided in the previous paragraph. You should rely only on the information contained in this prospectus and the documents incorporated by reference herein and therein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and all subsequent annual reports on Form 10-K that we file with the SEC and all subsequent filings on Forms 10-Q and 8-K filed by us with the SEC pursuant to the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), prior to the completion or termination of this offering, including all such reports and other documents filed with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, shall be incorporated by reference.

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024;

•

our Current Reports on Form 8-K filed with the SEC on January  8, 2024 (excluding Item 7.01, Exhibit 99.1 and Exhibit 99.2), February 15, 2024 (excluding Item 7.01, Exhibit 99.1 and Exhibit 99.2) and April 1, 2024 (excluding Item 7.01 and Exhibit 99.1); and

•

the description of the Ordinary Shares and Public Warrants contained in the registration statement on Form 8-A, filed with the SEC on November 22, 2022, as the description therein has been updated and superseded by the description of our Ordinary Shares and Public Warrants contained in Exhibit 4.4 of our Annual Report on Form 10-K for the year ended December 31, 2023, and including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You may request a copy of such documents at no cost, by writing or telephoning us at the following address or telephone number:

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Tel: +31 (0) 35 206 2971

Attn: Chief Accounting Officer

Up to $150,000,000

Ordinary Shares

PROSPECTUS

TD Cowen

April 17, 2024